China Century Dragon Media, Inc. Receives Preliminary Information Request from NYSE Amex.

BEIJING, March 22, 2011 /PRNewswire/ China Century Dragon Media, Inc. (NYSE Amex: CDM) (the "Company"), received a preliminary information request from the NYSE Amex on March 21, 2011 requesting additional information.  The NYSE Amex requested that the Company provide information responsive to the request on or before March 24, 2011.  The Company is providing the NYSE Amex with all of the requested information and intends to cooperate fully with the NYSE Amex regarding this matter.

About China Century Dragon Media, Inc.

China Century Dragon Media is a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television ("CCTV"), the state television broadcaster of China and China's largest television network. We purchase, repackage and sell advertising time on certain of the nationally broadcast television channels of CCTV. We assist our customers in identifying the most appropriate advertising time slots for their television commercials based on the customer's advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Contact:

George Duan
CFO and Corporate Secretary
US Cell: 224-208-8855
george@ss.ad.com